Digital Direct IR, Inc.

Breakthrough infrared imaging technology for autonomous vehicles, first responders, safety & security, military, aerospace and healthcare.


AUTONOMOUS VEHICLE SITUATION AWARENESS
"A Visual Guardian"
The Future of Thermal Imaging !

Invest

$105 minimum investment

DEADLINE: January 31, 2023

in 2 months

SHARE PRICE
$105

TOTAL RAISED
$3,570

VALUATION
$12,686,205

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Digital Direct IR has created a platform technology for sensing and analyzing infrared imaging. Our patented technique (#9,655,501) allows for features such as multi-spectrum capabilities and a curved imager.

D2IR has one of the only infrared imaging technologies that can see both Mid and Far IR from the same imager. Present technologies require two separate cameras and optics to do this.

Our products are applicable in the autonomous vehicle, first responder, safety & security, military, aerospace and healthcare markets.

PROBLEM

The existing technology for making thermal sensors is based on a 40 year old process called quantum well and requires advanced semiconductor manufacturing. This means that it is very expensive and requires smaller nano-size semiconductor structures to make further advancements.

In addition, existing infrared systems only see one part of the infrared spectrum. The light spectrum consists of the visible, near IR, mid IR and far IR segments. Today, a user that wants to see multiple parts of the spectrum would need to buy four cameras and four separate lenses; D2IR has a patented (#9,655,501) camera design that can see Visible, Near IR, Mid and Far IR from one camera with one lens, and all on the same optical centerline. Other technologies require 4 cameras, 4 lenses and must use corrective software and lenses to converge and align the imagery.

This image depicts what is required today using conventional technology:


Visible
Near IR
Mid IR
Far IR
0.5 – 0.7μ
0.8 – 2.5μ
3 – 7μ
8 – 15μ

In addition to needing multiple cameras to see different parts of the spectrum, currently available cameras need multiple lens elements which are made from gemological materials and can be extremely expensive. They also need software to correct the chromatic aberration and spherical aberration.

OUR SOLUTION

Digital Direct IR has designed, patented (#9,655,501) and produced a pixel detector using an innovative new approach of digitally detecting thermal conditions without any analog components. This may improve sensitivity, simplify the device and drastically reduce the imager cost with better performance. Our pixel is easy to manufacture and can see both the mid IR and far IR parts of the spectrum. In addition, we have developed technology to integrate a second detector into our cameras which would enable D2IR to see the entire spectrum – including visible light, near IR, mid IR and far IR – from one camera and one lens. The advantage of this is that the picture is on one single optical centerline.


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In addition to our hardware, we anticipate the development of additional software enhancements that may enable our systems to outperform the competition. For example, legacy products repurpose their cameras which capture incoming photons both horizontally and vertically. Our system has been custom designed to focus on a wider horizontal field of view.

Legacy Products

Legacy products repurpose the frame from existing cameras. Traditional 4x3 aspect ratios look horizontal as well as up/down.



DigitalDirectIR Inc.

DDIR can customize the camera's aspect ratio for the desired application, allowing best possible situation awareness. The optimal aspect ratio for an automobile is 16x4.



Much of the current sensor technology to date has centered around Lidar. While Lidar, radar, and visible spectrum cameras provide some detail, we believe that cars should have every modality to provide the safest ride possible. Thermal imaging is particularly strong in seeing people and animals at night, and has an extremely long range. In addition, thermal imaging performs better in some weather conditions when other sensors might fail.

D^2IR Thermal


Contrast Resolution
Range
Color
Speed
3D Reconstruction
Living Objects

Strengths:
- Easily Recognizes Living Objects
- Excellent Range
- Works in darkness, smoke, fog and rain

Weaknesses:
- Unable to see visible light

CMOS Camera


Contrast Resolution
Range
Color
Speed
3D Reconstruction
Living Objects

Strengths:
- Ability to see color difference like traffic lights etc.

Weaknesses:
- Cannot operate in darkness, glare, snow, fog, heavy rain, etc.

LIDAR


Contrast Resolution
Range
Color
Speed
3D Reconstruction
Living Objects

Strengths:
- Quick 3D imaging

Weaknesses:
- Unable to see color
- Poor performance in snow fog and smoke

RADAR


Contrast Resolution
Range
Color
Speed
3D Reconstruction
Living Objects

Strengths:
- Capable of easily judging speed and operates in any condition

Weaknesses:
- Cannot detect if objects are alive
- Cannot determine contrast
- Cannot see color

Digital Direct IR has developed four key insights:

> Dual spectrum imager that can see both mid IR and far IR

> A quad spectrum camera that can see from visible through far IR

> An ultra wide spectrum lens that can see from visible through far IR

> A curved imager which mimics the human and can match the curvature of the lens

DUAL SPECTRUM IMAGER

SIGNIFICANCE

One pixel that can see both mid IR and far IR



QUAD SPECTRUM CAMERA

SIGNIFICANCE

One camera that can integrate two imagers and see visible, near IR, mid IR and far IR


Dual-Spectrum

ULTRA WIDE SPECTRUM LENS

SIGNIFICANCE

One lens that can see in all parts of the light spectrum from visible through far IR



CURVED IMAGER

SIGNIFICANCE

Considered the holy grail in imaging, a curved imager mimics nature and our eyes. Due to our design, we are uniquely capable of achieving this industry first. It solves temporal and chromatic distortion of conventional lenses


pixels
substrate

Thermal Imaging: See the world in a whole new light


°C
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20
18

Thermal infrared sensors see a part of the light spectrum that the human eye cannot. Yet there is valuable information from this part of the light spectrum that is essential for our physical safety and for the environment.

BUSINESS MODEL

Our business model differs for each market. In the automotive market, we believe our best option is to partner with one of the OEM's (original equipment manufacturers) or tier one suppliers. Our plan is for that partner to design and build a product to their own specifications; from this, we anticipate receiving an upfront milestone payment and an ongoing royalty.

We plan to generate revenue through the following industries:

Automotive

License to a Tier One automotive supplier

Safety, Security & First Responder

Use third party manufacturing partners, distributors and integrators

Military

License to a prime contractor

Healthcare

Licensed to a Tier One automotive supplier in return for milestone payments, royalties and equity

In the safety, security and first responder market we expect to manufacture a product and distribute it through a network of third party integrators and wholesalers. This strategy is expected to reduce our need for an internal salesforce and allow us to leverage the networks or our partners.

In the healthcare market we have licensed our technology to Owl Peak Labs. Owl Peak is using our patented sensor and ring-array technology (#9,655,501) to potentially build a next generation thermal endoscope as well as a swallowable pill camera.

MARKET

Digital Direct IR's platform technology is applicable to multiple end markets.

Vehicle Safety and Autonomous Vehicles

The automotive sensor market is poised to grow from $6 billion in 2018 to $25 billion in 2025, according to Autoliv. Automobiles over time have gotten smarter and safer. Enhancements such as seatbelts, rumble strips and lane avoidance have reduced fatalities and increased passenger safety. In the past several years, car manufacturers have increasingly added new and innovative features (often referred to as ADAS which stands for Advanced Driver Assistance Systems). We believe that every autonomous car should be configured with thermal sensors to enhance nighttime driving and provide additional situational awareness.




Active Sensor Safety Market*
2025
$25 Billion
23% CAGR
2018
$6 Billion

*Source: Autoliv

Safety & Security



The global smart home security camera market size was valued at USD $6.42B in 2021 and is expected to expand at a compound annual growth rate (CAGR) of 18.7% from 2022 to 2030, according to Grand View Research. These cameras offer enhanced night vision and are being deployed in municipalities, parking lots, borders and building exteriors.

First Responders


Smoke
Normal Vision
Thermal Image

The market for night vision goggles is projected to grow from $7.7 billion in 2021 to $12.2 billion in 2027, a CAGR of 8.1% according to Mordor Intelligence.

First responders, such as firemen and police, routinely need to see at night, in bad weather and through smoke and fog. Thermal vision is excellent at capturing this data and making it known whether it be in a burning building or in pursuit of a suspect.





Environmental





Thermal imaging may be used for environmental uses. Thermal can see things that are invisible to the human eye, such as gas leaks and heat slippage in homes.

Healthcare

Digital Direct IR has licensed our patented Side Scanning IR sensor technology to Owl Peak Labs who is developing this IP. The patent was granted on 5/23/17 (US Patent #9,655,501 B2). This technology adds Thermal Cancer Detection capability to the GI Tract analysis tools of the Swallowable Pill Camera and Thermal Detection Endoscope. They can identify the precursors, origins and location within the GI tract of the presence of Angiogenesis, which is the indication of very early stage GI tract cancer. This may drastically improve patients outcomes and drastically reduce the costs of patient care the insurance companies have to bear.

SUCCESS TO DATE


G
H
20 µm
Mag = 300 X
EHT = 2.00 kV
WD = 6.0 mm
Signal A = SE2
Signal B = SE2
Date :26 Nov 2019
Time :14:28:46
CNST

Digital Direct IR's milestones include:

- Fabricated its first pixel in December 2020
- Successfully tested our pixel in Q1 2021
- Licensed our technology in the healthcare industry (#9,655,501 B2)
- Recruited a world-class team
- Received a grant from NASA

TEAM



Peter Kaufman

CEO, CTO, and Founder

Peter is an electrical engineer who has over 35 years of experience in the electronics manufacturing and product design industry. He holds over a dozen patents and has done significant research in a range of scientific fields including electro-optical, optical, imaging, photonics, acoustics, magnetics, and semiconductor development.



Steve Van Fleet

Chief Operating Officer

Steve has over 30 years of operational leadership with technology companies. He was previously the President of Micromem, a MEMS based sensor technology company, and has worked extensively developing products in the AI, IoT, utility and healthcare markets. He has a degree in chemical engineering.



Dr. NM Ravindra

Material Scientist

Dr. N.M. Ravindra, Ph.D. is a Professor and former Chairman of the Physics Department and Director, Interdisciplinary Program in Materials Science and Engineering at the New Jersey Institute of Technology (NJIT).



Dr. Marvin Hutt

Optical Physicist

Dr. Hutt, PhD is a consulting optical and semiconductor engineer. He is the President of Optics Coating Research Inc. and since 2011 has been a senior optical design consultant for laser technology design of holographic interferometers. He is also an adjunct professor of Engineering and Physics at Stevens Institute of Technology.



Gib Dunham

CFO

Gib has over two decades of experience in finance, banking and the capital markets. He had previously worked for a $15 billion Asian institution and was the Chief Investment Officer for a fintech startup.

USE OF PROCEEDS

If the offering's maximum amount of $525,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$125,000	23.8%
Product and Engineering	$330,000	62.9%
Patents	$15,000	2.9%
Marketing	$29,275	5.6%
Intermediary fees	$25,725	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Digital Direct IR, Inc.. This offering must raise at least $10,000 by January 31, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Digital Direct IR, Inc. may issue additional securities to raise up to $525,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

125,821 shares
× $105 per share

$13,211,205 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 23, 2022
- Form C/A on September 30, 2022
- Form C/A on October 6, 2022
- Form C/A on November 4, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Nov 4, 2022 • Filed Form C/A

Oct 6, 2022 • Filed Form C/A

Sep 30, 2022 • Filed Form C/A

Sep 23, 2022 • Primary offering of 5,000 shares at $105

Sep 23, 2022 • Filed Form C

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